Exhibit 99.1

Resignation of Douglas L. Swenson from the GigOptix, Inc. Board of

Directors

Palo Alto, CA (August 31, 2009) As GigOptix, Inc. (the “Company” or “GigOptix”) has previously disclosed, iTerra Communications LLC, an Idaho limited liability company (“iTerra”) and Stellar Technologies LLC, an Idaho limited liability company (“Stellar”), are stockholders in the Company. Neither iTerra nor Stellar are in bankruptcy. Furthermore, the Company is informed that Stellar is the managing member of iTerra, DBSI Investments Limited Partnership, an Idaho limited partnership (“DBSI Investments”) is the principal owner of Stellar, and Douglas L. Swenson is a general partner of DBSI Investments. DBSI Investments is also not in bankruptcy.

Mr. Swenson has also been the President of DBSI, Inc., which is in bankruptcy. The bankruptcy court has ordered the appointment of a Chapter 11 trustee to replace Mr. Swenson effective at 4 p.m. EDT on Monday, August 31, 2009.

The Company is informed that Mr. Swenson will continue as a general partner of DBSI Investments.

GigOptix is not aware of any claims regarding its relationship with either of its two stockholders, iTerra or Stellar. GigOptix is also not aware of any claims involving it and the DBSI, Inc. bankruptcy.

Mr. Swenson has tendered his resignation from GigOptix’s board of directors effective at 4:01 p.m. EDT on Monday, August 31, 2009. Mr. Swenson was a Class II director, and was to stand for reelection at GigOptix’s 2010 annual meeting. GigOptix would like to thank Mr. Swenson for his service to GigOptix.

About GigOptix Inc.

GigOptix is a leading fabless manufacturer of electronic engines for the optically connected digital world. The Company offers a broad portfolio of high speed electronic devices including polymer electro-optic modulators, modulator drivers, laser drivers and TIAs for telecom, datacom, Infiniband and consumer optical systems, covering serial and parallel communication technologies from 1G to 100G. For more information, please visit www.GigOptix.com.

Forward-Looking Statements

Statements made in this release, other than statements of historical fact, are forward-looking statements, including any statement that refers to expectations, projections or other characterizations of future events or circumstances and those which can be identified by the use of forward-looking terminology such as “expects,” “plans,” “may,” “should,” or “anticipates” and other similar expressions. Forward-looking statements are subject to a number of known and unknown risks, which might cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include the extent to which Mr. Swenson continues in his position at DBSI Investments and those risks and uncertainties described in GigOptix's periodic reports filed with the SEC, and in news releases and other communications. GigOptix disclaims any intention or duty to update any forward-looking statements made in this release.

Contact:
Media:
GigOptix Inc.
Parker Martineau, 650-424-1937 x102
Corporate Communications Manager
pr@gigoptix.com

Investor Relations:
Alliance Advisors, LLC
Alan Sheinwald, 914-669-0222
President
asheinwald@allianceadvisors.net